Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:

Omar Choucair

Chief Financial Officer

DG

972/581-2000

JoAnn Horne

Market Street Partners

415/445-3233

DG® ADDS EXPERIENCED GLOBAL BUSINESS EXECUTIVE

TO BOARD OF DIRECTORS

Addition Increases Independent Members to Six

Dallas, TX  – November 4, 2010 –  DG® (NASDAQ:DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries, announced today that its Board of Directors has appointed John R. Harris as a new member of the Board of Directors of the company.  The addition of Harris increases the Board to nine members, six of them independent.  Harris will serve as chairman of the compensation committee.

John Harris brings a diversity of global business experience to the Board role.  From 2008 through its acquisition by Stream Global Services in 2009 he served as president and CEO of eTelecare Global Solutions, Inc. Headquartered in the Philippines, eTelecare provided outsourced customer care services with over 13,000 employees worldwide. Immediately prior Mr. Harris was President and CEO of Seven Worldwide, a global BPO services company.  He started his career in 1973 with Electronic Data Systems (EDS) and moved through the ranks over his 26 years with the company, serving in a variety of executive positions.

“We welcome the addition to John Harris to the Board, as he brings critical global business operating experience, which we will leverage as we implement our strategy to expand our digital distribution network globally,” said Scott K. Ginsburg, Chairman and CEO of DG.  “In addition, his expertise in business automation and logistics will accelerate our operational improvements, as we continually strive to optimize our resource allocation.”

John Harris holds a BBA and MBA from the University of West Georgia. Harris is currently a director of Star-Tek, Premier Global Services, BancTec and The Hackett Group. He also served on the board at inVentiv Health.

About DG

DG FastChannel®, Inc. (now known as DG) provides innovative technology-based solutions to the advertising, broadcast and publishing industries.  The Company serves more than 5,000 advertisers and agencies through a media distribution network of more than 28,000 radio, television, print and Web publishing destinations throughout the United States, Canada and Europe. DG utilizes satellite and internet transmission technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively. Through its Unicast, SourceEcreative, Treehouse and Springbox operating units, DG extends its benchmark of excellence to a wide roster of services ranging from custom rich media solutions and interactive marketing to direct response marketing and global creative intelligence.  For more information, visit www.DGit.com.